EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Wednesday, January 20, 2016		(415) 384-3584

Kristin Brown
Investor Relations
(415) 384-3805

REDWOOD TRUST COMMENTS ON 2016 OUTLOOK
AND ANNOUNCES RESTRUCTURING OF CONFORMING LOAN OPERATIONS

MILL VALLEY, CA – Wednesday, January 20, 2016 – Redwood Trust, Inc. (NYSE: RWT) announced today its preliminary 2016 outlook for its businesses, including the impact of its plans to restructure certain aspects of its conforming residential mortgage loan operations.

“One of our goals over the past few months has been to closely evaluate both our residential and commercial business operations and our corporate expense structure to look for ways to increase efficiency and profitability in the face of significant competitive pressures and market dislocations,” said Marty Hughes, Chief Executive Officer of Redwood Trust. “Today’s announcement specifically addresses our actions related to our conforming loan activities, which we view as necessary as we do not see the competitive pressures easing for the foreseeable future.”

Redwood plans to restructure its conforming loan operations by discontinuing the acquisition and aggregation of conforming loans for resale to Fannie Mae and Freddie Mac, and instead focus on direct conforming-related investments in mortgage servicing rights and risk-sharing transactions. Redwood also plans to implement a workforce reduction, which primarily impacts employees engaged in and supporting the Company’s residential mortgage loan business. The reduction represents approximately 15% of the company’s fixed compensation expense at December 31, 2015 and a headcount reduction of 25%. Redwood expects non-recurring charges of approximately $2 million related to these announcements, with approximately half included in the fourth quarter of 2015 and half in the first quarter of 2016.

“Redwood will maintain seller/servicer approvals with both Fannie Mae and Freddie Mac and keep its options open to take advantage of future opportunities in the conforming loan market,” said Brett Nicholas, President of Redwood Trust. “The full range of our jumbo loan business, as well as our re-focused conforming loan business, will still be conducted in all of our current office locations.”

Redwood’s conforming business activities utilize less than 5% of the Company’s capital, while its investment portfolio, which utilizes 85% of the Company’s capital base, continues to exhibit strong credit performance and remains a steady and growing source of income. Preliminary net interest income from Redwood’s portfolio investments was $160 million for the full-year 2015. In 2016, the Company expects continued growth in portfolio net interest income, highlighted by the full utilization of its newly expanded $2 billion of 9.5 year average term financing obtained through its FHLB-member subsidiary.

“Our conforming loan purchase and sale operations generated a pre-tax loss of $10 to $11 million in 2015 or a loss of $7 to $8 million on an after-tax basis based on our preliminary full-year 2015 results. This included interest and fees of approximately $12 million associated with $5.2 billion of loan purchases, and operating expenses of approximately $22 million,” said Christopher Abate, Chief Financial Officer of Redwood Trust. “As a result of the restructuring we are announcing today, we will eliminate this earnings drag from our conforming operating activities going forward and free up $45 million of capital for re-investment during 2016.”

“Our strong balance sheet and liquidity going into 2016 will allow us to take advantage of investment opportunities as they arise, including opportunities resulting from market dislocations, and consider additional share repurchases,” added Mr. Nicholas. “Our thoughts on share repurchases haven’t changed – when repurchases present an attractive opportunity relative to other investment options, we will look to allocate capital after consideration of our short-term liquidity needs.”

Finally, Mr. Hughes commented, “We know the restructuring of our conforming operations will be difficult on the hardworking employees impacted by today’s announcement and we sincerely appreciate their contributions to the Company.” Mr. Hughes continued, “Our goal is to enhance Redwood’s competitive position in each of our businesses while boosting profitability through more efficient operating platforms. As market conditions for both our residential and commercial businesses develop over the year, we will continue to respond to them from a revenue, expense, and risk-management perspective to best position Redwood for success in the near- and long-term future.”

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements related to: the restructuring of Redwood’s conforming residential loan business and Redwood’s workforce reduction (and the expected related non-recurring expense and the expected impact on future payroll and other operating expenses), Redwood’s future business activities, competitiveness, and profitability, future utilization of financing by Redwood’s FHLB-member subsidiary, preliminary full-year 2015 financial results, Redwood’s future investment opportunities and share repurchases. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from Redwood Trust's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described herein and in Redwood Trust's most recent Annual Report on Form 10-K under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports Redwood Trust files with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Redwood Trust undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.